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                                                                    EXHIBIT 99.1


                                                 CONTACT: MICHAEL PATRICK GEORGE
                                                          WESTERN WATER COMPANY
                                                          (510) 234-7400

FOR IMMEDIATE RELEASE

            WESTERN WATER COMPANY ANNOUNCES ELECTION OF NEW DIRECTORS

POINT RICHMOND, CALIFORNIA (March 1, 2004) -- Western Water Company (OTCBB:
WWTR) announced that Directors David A. Abel, Robert A. Baker and Lee K. Harrington have resigned from the Company's Board of Directors, effective today. Also effective today, Reginald M. Norris was elected to serve the remainder of Mr. Abel's term, which expires in 2005, and Dennis J. Kenny was elected to serve the remainder of Mr. Baker's term, which expires in 2004.

Messrs Norris and Kenny were nominated as directors by Ashford Capital Management and T. Rowe Price, the holders of the Company's Series C Convertible, Redeemable Preferred Stock. The Series C holders gained the right to nominate a majority of the Company's Board of Directors under provisions of the Series C Certificate of Designation, when the Company did not declare and pay dividends on the Series C Preferred Stock that were scheduled in July, 2003 and January, 2004.

Michael Patrick George will continue to serve as a director of the Company until the next annual meeting, when his current term is scheduled to expire. No date for the next annual meeting has been set. Mr. George is the Chairman of the Board as well as the Company's President, Chief Executive, and Chief Financial Officer.

Mr. Norris has represented the Series C holders with regard to their investment in the Company since 2000. Prior to his involvement with the Company, Mr. Norris had a career in both executive and director capacities with several private companies.

Mr. Kenny is an attorney who, among other career experiences, served as General Counsel, Corporate Secretary and as a director of a NYSE company.

Further biographical information on the new directors is available on the Company's website, www.wwtr.com.

Statements contained in this release which are not historical facts are forward looking statements that involve risks and uncertainties that could cause actual results or future events to differ from those contained herein.


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